Exhibit 99.1

PRESS RELEASE

October 14, 2022

Biofrontera Inc. Adopts Limited Duration Shareholder Rights Plan

WOBURN, Mass. (October 14, 2022) – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatological products, announced today that its Board of Directors has adopted a limited duration shareholder rights plan (the “Rights Plan”), and declared a dividend distribution of one preferred stock purchase right on each outstanding share of common stock, in order to protect the interest of all of the Company’s shareholders. The rights will be issued to shareholders of record on October 24, 2022 and will expire on October 13, 2023.

The Board believes that the current price of the Company’s common stock is not reflective of the Company’s intrinsic or long-term value. The Board further believes the Rights Plan is an effective course of action to fulfill its fiduciary duties to the Company and its shareholders, and to enable shareholders to realize the long-term value of their investment. The Rights Plan was adopted following a careful evaluation and consultation with the Company’s external legal and financial advisors.

“We see tremendous value in Biofrontera Inc. today and in the future, and by enacting this Rights Plan we are protecting our shareholders while continuing to pursue commercial success. We’ve made significant progress in establishing our commercial footprint and other operational improvements, and management remains highly committed to driving growth. The Board of Directors believes Biofrontera Inc.’s stock is significantly undervalued as a result of the current market environment. Upon evaluation of all opportunities, by executing this plan we’re protecting shareholders’ ability to benefit from our creation of long-term value,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc.

“This Rights Plan was implemented by our Board to safeguard the interest of all shareholders against undervalued, unsolicited or inadequate partial tender offers should they arise,” she added.

The Rights Plan is similar to plans adopted by other publicly traded companies. Pursuant to the Rights Plan, the Company will distribute one right for each share of common stock outstanding as of the close of trading on October 24, 2022. While the Rights Plan is effective immediately, the rights would become exercisable only if a person or group, or anyone acting in concert with such a person or group, acquires beneficial ownership, as defined in the Rights Plan, of 20% or more of the Company’s issued and outstanding common stock in a transaction not approved by the Company’s Board of Directors. In that situation, each holder of a right (other than the acquiring person or group, or anyone acting in concert as defined in the Rights Plan with such person or group), will have the right to purchase a number of shares of Company common stock at an exercise price of one-half the market value of the right. In addition, at any time after a person or group acquires 20% or more of the Company’s common stock, unless such person or group acquires 50% or more, the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right, other than rights owned by such person or group, which would have become void.

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Under the Rights Plan, any person, entity or group that owns more than the triggering percentage at the time of the public announcement of the Rights Plan will not trigger the exercisability of the rights and may continue to own its shares of common stock. However, as long as such person or group holds 20% or more of the Company’s common stock, the acquisition of one additional share of common stock at any time after the public announcement of the Rights Plan, including any shares acquired by another person acting in concert (as defined in the Rights Plan) with such person or the formation of a group with another owner of common stock, will trigger the Rights Plan.

Stockholders are not required to take any action to receive the distribution of their rights.

The Rights Plan will expire on October 13, 2023. The Company’s Board of Directors may extend the existing Rights Plan, authorize a new Rights Plan or consider an earlier termination of the Rights Plan if market and other conditions warrant. Further details of the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the U.S. Securities and Exchange Commission.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the benefits of the Rights Plan, the ability of the Rights Plan to maximize stockholder value, the inherent value of the common stock, the Company’s performance and potential for growth of its operations, the development of the Company’s commercial footprint and the plans of management to grow the business. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

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